EXHIBIT 10.20
CHANGE IN CONTROL AGREEMENT
This CHANGE OF CONTROL AGREEMENT (the “Agreement”), dated July 15, 2016 (the “Effective Date”), by and between Innophos Holdings, Inc., a Delaware corporation (the “Company”), and Sherry Duff (the “Executive”).
Recital
Whereas, it is in the best interests of the Company and its subsidiaries to encourage Executive to continue the Executive’s career and services with the Company and its subsidiaries following a Change in Control (as defined herein).
Agreement
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows
1.Term. This Agreement is effective as of the Effective Date and shall expire on the earlier of (a) six months following the termination of Executive’s employment with the Company or (b) the first anniversary of a Change in Control, subject to the survival of certain provisions as provided in Paragraph 9(i) . The Agreement supersedes any other oral or written agreement or understanding between the Company and the Executive as to the subject matter hereof.
2.Definitions.
(a)“Cause” means:
(i)other than by reason of a physical or mental incapacity, any continued and willful failure of the Executive at any time to attempt in good faith to perform the Executive’s duties with the Company, including a continued and willful failure by the Executive to attempt in good faith to meet reasonable, material performance expectations that are not measured by Company economic performance, which is not cured by the Executive within sixty (60) days after receiving notice from the Company identifying such deficiencies; or
(ii)the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or
(iii)conviction of the Executive of a felony (other than a traffic-related felony) or a guilty or nolo contendere plea by the Executive with respect thereto; or
(iv)a material breach by the Executive of any material provision of this Agreement; or
(v)a willful violation by the Executive of a material legal requirement, or of any material written Company policy or procedure, that in either case is materially and demonstrably injurious to the Company; or
(vi)the Executive’s failure to obtain or maintain, or inability to qualify for, any license (other than a driver’s license) required by law for the performance of the Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive as a result of an action or inaction by the Executive; provided that, if such failure, suspension or revocation is curable, such failure should not constitute Cause unless the Executive does not cure the failure within a reasonable time (not less than sixty (60) days) after receiving notice of such deficiency, provided further, in no event shall Cause exist under this clause (vi) so long as the Executive is diligently pursuing a cure of such failure, suspension or revocation in good faith and the failure is cured within one hundred twenty (120) days after receiving such notice.
(b)“Change in Control” means the date on which the earliest of the following events occurs:
(i)any Person, as defined in this Paragraph 2(b), becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (x) the then outstanding shares of common stock of the Company or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”);
(ii)any Person becomes the beneficial owner of 50% or more of (x) the then outstanding shares of common stock of Innophos (as defined in this Paragraph 2(b)) or (y) the combined voting power of the then outstanding securities of Innophos entitled to vote generally in the election of directors;
(iii)the closing of a sale or other disposition (whether by merger, consolidation, reorganization or otherwise) of all or substantially all of the assets of the Company, or the Company adopts a plan of liquidation providing for the distribution of all or substantially all of its assets;
(iv)the Company combines with another entity (by merger or otherwise) but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Company Voting Stock, other ownership interests of the combined entity, and any parent entity owning 100% of the Company Voting Stock or other ownership interests of such combined entity (there being excluded from the number of shares or other ownership interests held by such stockholders, but not from the voting stock of the combined entity, any shares or other ownership interests received by affiliates of such other entity in exchange for stock or other ownership interests of such other entity); or
(v)the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;
(vi)Notwithstanding anything herein to the contrary, for purposes of this Agreement, a Change in Control shall not include any transaction, whether by bona fide public offering or private placement to institutional investors of any class or series of capital stock of the Company, determined by the Board to be effected for the purpose of equity financing, including the conversion of any debt securities of the Company into equity securities of the Company. The definition of a Change in Control under this Agreement is not intended to modify or otherwise affect the definition of such term or any similar term under any other plan or arrangement of the Company. For purposes of this Paragraph 2(b), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company, and “Innophos” means Innophos, Inc., a Delaware corporation.

(c)“CIC Non-Cause Termination” means a Non-Cause Termination described in Paragraph 3.
(d)“Date of Termination.” Except as otherwise provided in Paragraph 8(a) hereof, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date, specified therein, that is within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company without Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, or any later date, specified therein, as the case may be, (iii) if the Executive’s employment is terminated by reason of death or disability, the Date of Termination shall be the date of death of the Executive or the effective date of disability (as determined by the Company), as the case may be, and (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, the Date of Termination shall be the date of receipt of the Notice of Termination or any later date, specified therein, that is within thirty (30) days of such notice, subject to the Company’s acceptance of such proposed later Date of Termination.
(e)“Good Reason” means, in the absence of a written consent of the Executive:
(i)a material reduction in the Executive’s authority, title or duties, or the assignment to the Executive of duties that are inconsistent in a significant way with the Executive’s position; or
(ii)any reduction by the Company of the Executive’s annual base salary other than a good faith reduction, which is remedied by the Company within thirty (30) business days after receiving notice from the Executive; or
(iii)any reduction by the Company of the target percentage applicable to Executive’s annual short term bonus (provided that when such percentage is applied against the Executive’s base salary, the product shall be referenced herein as the “Target Bonus”).
(f)“Non-Cause Termination” means the Executive’s termination of employment as the result of a Company-initiated termination of employment without Cause or (ii) as the result of a resignation by the Executive for Good Reason.
(g)“Notice of Termination.” Any termination by the Company with or without Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party in accordance with Paragraph 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall within thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
3.Change in Control Termination of Employment. All payments to which the Executive may become entitled under this Agreement are conditioned upon and subject to Executive’s compliance with the restrictive covenants set forth in this Agreement, and the execution and non-revocation of a release in a form reasonably and routinely provided by the Company at the time of Termination (the

“Release”). The Executive shall have twenty-one (21) days to deliver an executed Release to the Company and seven (7) days to revoke the Release. Payments under Paragraph 3(a) of this Agreement, if any, shall commence or be made, as applicable, on the Company’s first regular payday next following the 60th day after the Date of Termination. Payments under Paragraph 3(b) of this Agreement, if any, shall be made on the 30th day next following the occurrence of a Change of Control (or, if such day is not a business day, on the next business day).
(a)If the Executive’s employment terminates pursuant to a Non-Cause Termination within twelve (12) months after a Change in Control, the Company shall pay to the Executive the annual base salary and annual short-term bonus amounts that the Executive would have earned (i) if the Executive had remained employed for twelve (12) months following the Date of Termination (such period or assumed continuing employment is hereinafter referred to as the “CIC Severance Period”), and (ii) if, for each calendar year or portion thereof within the Severance Period, the Executive had earned, based on the assumed attainment of all applicable performance goals for such year, an Annual Bonus in an amount equal to the Target Bonus in effect for her immediately prior to her Date of Termination, pro-rated for any period less than a full calendar year. The annual base salary payments to be made pursuant to the preceding sentence shall be paid in equal monthly installments, and each annual bonus amount payable pursuant to the preceding sentence shall be paid at the same time following the close of the calendar year to which it relates as it would have been paid pursuant to the Company’s policies and procedures if the Executive had remained employed at the close of such year.
(b)If the Executive’s employment terminates pursuant to a Non-Cause Termination during the six-month period preceding a Change in Control, the Executive shall be entitled to receive the excess of (i) the payments Executive would have received in accordance with Paragraph 3(a), assuming that the Executive’s employment with the Company had terminated immediately following the occurrence of the Change in Control over (ii) the actual amount, if any, paid to executive as severance (under any plan, program or arrangement pursuant to which the Executive may have received cash severance payments) following the Executive’s termination of employment, such excess amounts shall be paid to the Executive in a single cash lump sum.
(c)The Executive shall not be entitled to any payment under this Agreement following termination of Executive’s employment for any reason other than pursuant to a CIC Non-Cause Termination.
(d)Notwithstanding the foregoing provisions of this Paragraph 3, if the Executive is found to have breached the Executive’s obligations under Exhibit A, (i) the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the amounts otherwise payable under this Paragraph 3 as of the date of such breach, and (ii) the Executive shall repay any portion of such amounts previously paid or provided to the Executive; provided, however, that Executive shall be entitled to retain the first $1,000 of any such amounts, which will be considered full and adequate consideration for the Executive’s general release. (For purposes of determining repayment of benefits, if any, the Executive shall repay the Company its costs incurred to provide such benefits.) Any disputes with respect to the application of this Paragraph 3(d) will be subject to Paragraph 5 hereof; provided that during the pendency of any such dispute, the Company will be entitled to withhold any payments pursuant to this Paragraph 3 so long as the Company believes, in good faith based on evidence in the possession of the Company, that it is reasonably likely to prevail in such dispute.
4.Non-exclusivity of Rights. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything herein limit or otherwise negatively affect such rights as the

Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits, consisting of any compensation previously deferred by the Executive, or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or other contract or agreement, except as explicitly modified by this Agreement.
5.Arbitration; No Set Off. Any controversy, dispute or claim arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination thereof (collectively, “Covered Claims”) shall be resolved by binding arbitration, to be held in Newark, New Jersey, before a panel of three arbitrators with expertise in employment and labor matters, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Employment Rules”). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall promptly advance to the Executive (and her beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees) incurred by the Executive (or any of her beneficiaries) in resolving any such Covered Claim; provided, however, that to the extent that the Executive’s claims/defenses do not prevail in such arbitration, then the panel, in its discretion, may determine that some or all of the amounts advanced by the Company shall be repaid by the Executive (or her beneficiaries) to the Company. Pending the resolution of any Covered Claim, the Executive (and her beneficiaries) shall continue to receive all payments and benefits due from the Company and its affiliated companies under this Agreement or otherwise. Except as provided below, the Company’s obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its affiliated companies may have against the Executive or others.
6.Restrictive Covenants.
(a)The Executive acknowledges that the Executive’s employment as vice president of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients. The Executive further acknowledges the competitive nature of the business of the Company. Accordingly, it is agreed that the restrictions contained in this Paragraph 6 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions could cause substantial and irreparable injury to the Company.
(b)The Executive and the Company agree that provisions of Exhibit A attached to this Agreement shall be made a part hereof as if set forth at length in the body of this Agreement.
7.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s legal representatives.
(b)No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the terms and conditions of Paragraph 7(c) below are satisfied. This

Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.
(c)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, all within ten (10) days after the occurrence of the applicable event. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
8.Section 409A Compliance. The parties intend that any severance or other compensation payable to the Executive under this Agreement be paid or provided in compliance with Section 409A of the Code and all regulations, guidance, and other interpretative authority issued thereunder (“Section 409A”) such that there will be no adverse tax consequences, interest, or penalties for the Executive under Section 409A as a result of the payments and benefits so paid or provided to her. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment of the severance or other compensation, or both, to the extent necessary to comply with Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided to the Executive under this Agreement shall be subject to the provisions set forth below.
(a)The date of the Executive’s “separation from service”, as defined in the regulations issued under Section 409A, shall be treated as the Executive’s Date of Termination for purpose of determining the time of payment of any amount that becomes payable to the Executive under this Agreement.
(b)In the case of any amounts that are payable to the Executive under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company or any of its affiliated companies, in the form in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (B) to the extent any such plan does not already so provide, it is hereby amended to so provide, with respect to amounts payable to the Executive thereunder.
(c)If the Executive is a “specified employee” within the meaning of the Section 409A at the time of the Executive’s “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to the Executive under this Agreement on account of the Executive’s separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Executive’s separation from service, or (ii) if earlier, the date of the Executive’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Executive or, if the Executive has died, to the Executive’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence, without interest.
(d)All expenses eligible for reimbursement hereunder shall be paid to the Executive promptly, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder. The Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
(e)If, as of the date on which, or by which, any payment required to be made to the Executive (or her estate) under this Agreement, calculation of the amount of such payment is not administratively practicable due to events beyond the control of the Executive (or her estate) then such payment shall be made to the Executive (or her estate) within ten (10) business days after, but in any event by no later than December 31 next following, the date on which calculation of the amount of such payment first becomes administratively practicable.
9.Miscellaneous.
(a)This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The parties may exchange and agree on details concerning the provisions of this Agreement, and the conditions to which the rights and privileges under this Agreement are subject. No provision of this Agreement may be waived except by a written waiver explicitly identifying the provision and signed by the party making the waiver.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Sherry Duff At the most recent address on file at the Company.
If to the Company:	Innophos Holdings, Inc. 259 Prospect Plains Road Cranbury, NJ 08512 Attn: Senior Vice President - Human Resources
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient (provided a written acknowledgment of receipt is obtained), (ii) three (3) business days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two business days after being sent by a nationally recognized overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier), to the party concerned at the address indicated above (or such other address as the recipient shall have specified by ten (10) days’ advance notice given in accordance with this Paragraph 9(b)).
(c)The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Company shall withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f)Definitions set forth in this Agreement and any terms of this Agreement which conflict with the provisions of any other policy, plan, contract, or other arrangement which applies to the Executive shall supersede and replace the conflicting provisions of such other policy, plan, contract or arrangement to the extent necessary to resolve the conflict.
(g)The interpretation and construction of this Agreement (including the Exhibits hereto) shall be governed by the internal laws of the State of New Jersey as a contract to be performed in such state and without regard to the conflict of law provisions thereof.
(h)Notwithstanding Paragraph 5 above, the Company may seek equitable relief in the event of a breach by the Executive of the covenants set forth in Exhibit A hereto. In that regard, the parties hereby consent to exclusive jurisdiction and agree that such proceeding will be conducted in the federal or state courts of the State of New Jersey sitting in and for the County of Middlesex or otherwise in such state and county wherein the headquarters of the Company is located at the time; provided such other location shall be in the United States of America. To effect the foregoing, the Executive hereby subjects herself to the in personam jurisdiction of such courts and waives all objections as to improper venue for such forum posited as provided in the preceding sentence.
(i)Except as otherwise expressly set forth in this Agreement, upon the expiration of the Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in the rights and obligations of the parties under this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.
(j)The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

SHERRY DUFF	INNOPHOS HOLDINGS, INC.
Signed: /s/ Sherry Duff	By: /s/ Jean Marie Mainente
Date: July 15, 2016	Title: SVP, Human Resources
Date: 7-28-16

EXHIBIT A
NONCOMPETITION AND NONSOLICITATION AGREEMENT
1.General.
The terms of this Noncompetition and Nonsolicitation Agreement are made part of the Change in Control Agreement to which it is an exhibit, and, except as expressly provided in this Noncompetition and Nonsolicitation Agreement, shall be of unlimited duration. For purposes of this Exhibit, the “Noncompete Period” means that period commencing on the Effective Date and ending twelve (12) months following the Executive’s termination of employment with the Company and its subsidiaries. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Change in Control Agreement to which this Exhibit is attached.
2.Confidential Information.
a.The Executive acknowledges that the information, observations and data, including trade secrets, obtained by the Executive while employed or retained by the Company and its controlled affiliates concerning their business and affairs (collectively, “Confidential Information”) are the property of those entities. Therefore, the Executive agrees that, except as required by law, court order, an arbitrator, a mediator or by other legal process, including, but not limited to, depositions, interrogatories, court testimony, arbitration, and the like, and except in connection with any litigation, arbitration or mediation involving the Employment Agreement (including the Exhibits thereto), including the enforcement of the Employment Agreement (including the Exhibits thereto), the Executive shall not at any time disclose to any unauthorized person or use for her own purposes any Confidential Information without the prior written consent of the Company’s Board of Directors (which may delegate to an authorized officer authority to give such consent), unless and to the extent that: (i) the Confidential Information becomes generally known to and available for use by the public or generally known in the industry other than as a result of the Executive’s acts or omissions, (ii) the Executive discloses or uses such information in the performance of her duties as an employee and an officer of the Company (including services to its controlled affiliates) in the ordinary course of business, or (iii) the Executive discloses such information to third parties with whom the Company or its affiliates have entered into a non-disclosure agreement and such disclosure is made in the ordinary course performance of the Executive’s duties and responsibilities to the Company and its affiliates. The Executive shall deliver to the Company promptly following the termination of her employment, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying the Confidential Information or Work Product (as defined below) which the Executive may then possess or control, provided that the Executive may retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that the Executive reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company. Notwithstanding the foregoing or anything in this Agreement to the contrary, Confidential Information or Work Product shall not include: any information in the Executive’s possession or known to the Executive prior to employment with the Company, including but not limited to information that is located on the Executive’s rolodex (whether paper or electronic), any information that is generally known in the industry or in the public domain, or any information that becomes generally known in the industry or in the public domain through no wrongful act on the Executive’s part, any information that during the term hereof is disclosed to Executive by a third party which, to the best of Executive’s knowledge, third party does not have an obligation to keep confidential and has not required Executive to keep confidential. Executive shall not be restricted from using or disclosing any general knowledge or know-how retained by Executive in her memory (and not in a tangible medium) relating to the chemicals industry in general and not applicable to phosphates or Company’s products and businesses specifically, provided that Executive satisfies her obligations provided in paragraphs 3-6 below.
b.The Executive represents and warrants to the Company that, to the best of her knowledge, the Executive has nothing that contains any material information which belongs to any former employer that the Executive is not entitled to have or use for the benefit of the Company and its controlled affiliates. If at any time the Executive discovers that the foregoing statement is incorrect in any material respect, the Executive shall promptly return any such materials to the Executive’s former employer or obtain any necessary consents. The Executive understands that Company does not want any such materials, and that the Executive will not be permitted to use or refer to any such materials in the performance of the Executive’s duties.
3.Intellectual Property, Inventions and Patents.
The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which (i) relate to the Company’s or any of its controlled affiliate’s actual or anticipated business, research and development or existing or future products or services and (ii) are conceived, developed or made by the Executive (whether individually or jointly with others) while employed by the Company or its affiliates or their predecessors in interest (collectively, “Work Product”), belong to the Company or such affiliate, as the case may be. The Executive shall disclose Work Product promptly to the Company or the applicable affiliate in the manner reasonably required under procedures established by those entities and, at the expense of the Company or applicable affiliate, as the case may be, perform all actions reasonably requested on behalf of any such entity (whether during or after any period of employment or engagement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Employee acknowledges and agrees that the Company’s or applicable affiliate’s ownership of Work Product includes all future rights arising from the Work Product, which rights do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe exploiting current or future technology yet to be developed.
4.Non-competition and Non-solicitation.
a.Non-competition. The Executive acknowledges that, during the course of the Executive’s employment or similar engagement with the Company and its controlled affiliates (including their respective predecessors in interest), the Executive has or will become familiar with the trade secrets of, and other Confidential Information concerning, those entities and that the Executive’s services have been, and are reasonably expected to be, of special, unique and extraordinary value to the Company and its affiliates. As a result, the Executive agrees that, during the Noncompete Period, the Executive shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Date of Termination to engage in such businesses. The Executive acknowledges and agrees that this restriction is without specific geographic limitation inasmuch as the Company and its affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit the Executive from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Executive has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production or sale of phosphates or other products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being actively developed by such entities), provided that “Competing Business” shall only mean those businesses referenced above as of the Date of Termination for any period following the Date of Termination. This restriction shall not prevent the Executive from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Executive does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Executive otherwise strictly complies with the restrictive covenants contained in this Exhibit.
b.Non-solicitation. During the Noncompete Period, the Executive shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any executive or other key employee of the Company or any controlled affiliate to leave the employ of any of those entities, or in any way interfere with the relationship between the Company or any such affiliate and any such person; (ii) solicit any person who was an executive or other key employee of the Company or any controlled affiliate at any time within the one year period prior to an offer of employment to such person; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any controlled affiliate to cease doing business with any Company-affiliated entity, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Company affiliated entity. The following shall not be deemed a violation of this provision (a) providing customary business references for Company executives or other key employees at their request, (b) being involved in a general solicitation to the public of general advertising, or (c) if an entity with which the Executive is associated hires or engages any employee of the Company or any of its controlled affiliates, if the Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, the Executive shall only be deemed to have been involved “indirectly” in soliciting, hiring or identifying an employee if the Executive (x) directs a third party to solicit or hire the Employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting or hiring an employee.
5.Nature of Restrictive Covenants; Enforcement.
a.For purposes of enforcement, the restrictive covenants contained in this schedule are independent of any other provision of this Exhibit. As a result, the existence of any claim or right of set-off that the Executive may have or allege against the Company, whether based on this Exhibit or otherwise, shall not prevent the enforcement of the covenants or be deemed to mitigate any harm suffered by the Company.
b.Because the Executive’s services are unique (resulting in the Company’s need for the restrictions in this schedule) and because the Executive has access to Confidential Information, Work Product and other proprietary resources representing valuable assets of the Company, the parties agree that the Company and its affiliates might suffer irreparable harm from a breach or threatened breach by the Executive of the restrictions set forth in this Exhibit and that money damages would not be an adequate remedy for any such non-compliant conduct. In the event of a breach or threatened breach of the restrictive covenants in this Exhibit, the Company (including its affected affiliates and their respective successors or assigns) in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions in this Exhibit (without posting a bond or other security, any requirement of which is waived by the Executive). In the event of any breach by the Executive of the restrictions set forth in this Exhibit, the Noncompete Period shall be tolled until such breach has been cured. If, at the time of enforcement, a court holds that restrictions contained in this Exhibit are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances (or as otherwise allowed by governing law) are to be substituted for the stated period, scope or area provided in this Exhibit, and the restrictions are to be deemed reformed to that extent and shall be enforceable as so reformed to the fullest extent permitted by law to provide protection to the Company.
The Executive acknowledges and agrees that (i) the restrictions contained in this Exhibit are reasonable and will not subject her to undue hardship, (ii) the Executive has had the opportunity to review these restrictions and the other provisions of this Agreement with legal counsel and such other advisors as the Executive deems appropriate, (iii) the Executive has carefully read and fully understands all of the provisions of this Exhibit, and (iv) the Executive is voluntarily entering into the Employment Agreement containing this Exhibit without any reliance upon any representations or statement made by the Company with regard to the subject matter, basis or effect of this Exhibit, other than those in writing, including those contained in the Employment Agreement and this Exhibit.
6.Non-Disparagement.
Executive shall not at any time make any statement, written or otherwise, that disparages or criticizes the Company or any related party. The Company (which, for this purpose, shall be limited to members of the Company’s Board of Directors, and its Named Executive Officers) shall not at any time make any statement, written or otherwise, that disparages or criticizes Executive.